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                                                                   Exhibit 10.64

                               SERVICES AGREEMENT

      This SERVICES AGREEMENT (hereinafter the "Agreement") is made this 20th day of September, 2004 by and between CodeWeavers, Inc., a Minnesota corporation having its principal office at 2356 University Avenue W, Suite 420, St. Paul, Minnesota, 55114 (herein "CodeWeavers"), and Gupta Technologies, LLC, a Delaware limited liability having its principal office at 975 Island Drive, Redwood Shores, CA, 94065 (herein "Purchaser").

      WHEREAS, Purchaser is desirous of obtaining software consulting and development services relating to the Wine Project from CodeWeavers to enable Purchaser's software product(s) (hereafter the "Software") to run on the Linux Operating System (hereinafter referred to as the "Services"); and

      WHEREAS, CodeWeavers provides software development services pertinent to The Wine Project, and is willing to offer consulting and development services to Purchaser pursuant to the terms and conditions stated herein; and

      NOW THEREFORE, in consideration of the promises, terms, and conditions herein and other good and valuable consideration, Purchaser and CodeWeavers agree as follows:

   1. SERVICES. Purchaser agrees to purchase from CodeWeavers and CodeWeavers agrees to perform during the Term of this Agreement, the services described in individual Work Orders issued under this Agreement ("Services"). One goal of such Services is that CodeWeavers will enable Purchaser's Software to run on Linux under CodeWeavers' CrossOver software. Both parties understand that nothing in this Agreement guarantees that Purchaser's Software will necessarily be able to run under CrossOver or with Wine and/or will achieve desired levels of performance.

   2. WARRANTIES AND REPRESENTATIONS REGARDING SERVICES. CodeWeavers hereby represents and warrants the following regarding the Services to be performed under this Agreement:

      2.1. CodeWeavers is adequately trained to perform the Services requested under Work Orders issued pursuant to this Agreement;

      2.2. CodeWeavers will perform Services with reasonable diligence in a professional and workmanlike manner, consistent with the generally accepted standards in the software development industry and in compliance with any and all applicable laws, rules and regulations.

   3. PURCHASER OBLIGATIONS. Purchaser will provide CodeWeavers with sufficient information, documentation, hardware, and software, as listed in Exhibit A ("Purchaser Requirements"), necessary for CodeWeavers to perform the Services. Any hardware or software provided to CodeWeavers by Purchaser shall remain the property of the Purchaser, and shall be returned to Purchaser upon the termination of this Agreement. Purchaser shall also designate testing resources (software developers and/or beta testers of Purchaser) to participate in any testing required during the performance of Services.

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   4. COMPENSATION FOR SERVICES. Individual Work Orders, including but not limited to any Work Order regarding Services, shall be on a firm and fixed price ("Fixed Price") basis unless the Work Order specifically provides for work to be on a time and materials ("Time and Materials") basis. In the event a Work Order for Time and Materials work contains a dollar limitation, GUPTA shall not be liable (under any legal theory) for work in excess of such limitation. CodeWeavers shall submit to Purchaser monthly invoices for all Services performed pursuant to the Work Orders. Purchaser shall pay such invoices within thirty (30) days following the receipt of the applicable invoice. Unless otherwise agreed to in writing, CodeWeavers shall be responsible for providing all necessary administrative or support services required for performance under the Agreement, including, but not limited to, secretarial, duplicating and office services/support. It is understood by CodeWeavers that Purchaser is not obligated to pay CodeWeavers for any work performed or expenses incurred unless expressly authorized in a Work Order or other writing signed by Purchaser.

   5. TAXES, BENEFITS AND LICENSES. CodeWeavers agrees that CodeWeavers is solely responsible for the following with respect to its business and its employees or agents: (a) the payment of all federal, state, and local taxes and all appropriate deductions or withholdings, unless otherwise provided for in a Work Order pursuant to this Agreement; (b) the payment or provision of any unemployment insurance benefits, state disability benefits, vacation, overtime or holiday pay, health, medical, dental or group insurance or any pension or profit sharing; (c) obtaining any applicable business or other commercial licenses; and (d) the hiring, firing, supervising and payment of compensation or other benefits to any agent, independent contractor, employee or assistant engaged by CodeWeavers (with the approval of Purchaser's Project Manager) to perform any aspect of the Services.

   6. STATUS OF PARTIES, INSURANCE. CodeWeavers shall be, and at all times during this Agreement shall remain, an independent contractor vis-a-vis Purchaser. Neither CodeWeavers nor its employees, if any, performing work under this Agreement shall have any rights to Purchaser's usual employee fringe benefits, including, but not limited to, workers' compensation benefits, and in no event is any contract of agency or employment intended. CodeWeavers shall maintain statutory worker's compensation insurance and, whenever CodeWeavers or its employees, if any, are on Purchaser's or its customer's premises, CodeWeavers shall maintain public liability insurance in an amount of not less than One Million Dollars ($1,000,000.00) per occurrence. CodeWeavers shall comply with all applicable laws concerning its employees, if any, including but not limited to the Immigration Control Act of 1986, Fair Labor Standards Act and applicable wage and hour laws. CodeWeavers shall assume all responsibility and liability for the actions or omissions of its employees, if any, performing work pursuant to this Agreement.

   7. OWNERSHIP. Any changes or enhancements made by CodeWeavers or Purchaser to Purchaser's Software will remain the sole property of Purchaser. Any changes or enhancements made to CodeWeavers' software will remain the sole property of CodeWeavers. Notwithstanding the above, any changes or enhancements made to open-source components of CodeWeavers' products will conform to the licensing requirements for those respective components.

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   8. SCOPE AND DURATION OF SERVICES. Specific assignments shall be authorized under individual Work Orders issued by Purchaser. CodeWeavers will make reasonable effort to conform to any Preliminary Scope of Services and Preliminary Work Schedule set forth in the Work Orders. Any changes to any Work Orders in respect to these matters will be agreed upon in writing by both parties, and the Work Orders amended accordingly, before CodeWeavers will perform any additional work.

   9. OEM RIGHTS. Nothing in this Agreement grants Purchaser any rights regarding rights of distribution or resale of any CodeWeavers' software products. If both parties agree in a separate OEM agreement, Purchaser may receive a non-exclusive license to bundle an OEM version of CrossOver with Purchaser's Software, thereby allowing end users of the Software to run it under Linux via CrossOver.

   10. RECORDS. CodeWeavers shall keep records, in reasonable detail, of time spent and tasks performed in connection with the Services hereunder and shall make such records available to Purchaser upon request at reasonable times and intervals in order to allow Purchaser to verify the correctness of invoices submitted by CodeWeavers. Such records shall be maintained for one (1) year after the date of the invoice to which the records relate.

   11. INDEMNITY. CodeWeavers shall indemnify and hold Purchaser harmless from any award of costs and damages against Purchaser and shall pay any settlement costs for any action of infringement of any third party copyright, trade secret or any other intellectual property right as a result of providing the Services under this Agreement and not in combination with other items, including modifications or enhancements not provided by CodeWeavers if the infringement would not have occurred if such the other items were not introduced; provided CodeWeavers is directly responsible for such infringement and Purchaser permits CodeWeavers to defend, compromise or settle same and gives CodeWeavers all available information, reasonable assistance and authority to enable CodeWeavers to do so.

   12. INFRINGEMENT WARRANTY. CodeWeavers warrants that any writings, proposals, products, systems, improvements, or processes which CodeWeavers designs for Purchaser or for Purchaser's customers in any work performed under this Agreement will in no manner whatsoever infringe upon the trade secrets, copyrights or trademarks of CodeWeavers or any third party.

   13. TERM AND TERMINATION. Except as otherwise provided in this Agreement or the Exhibits and Schedules attached hereto, the term of the Services tendered during this Agreement shall be from the Effective Date of this Agreement and extend for one (1) year thereafter unless earlier terminated as provided hereunder (the "Term"). Purchaser shall have the right to terminate this Agreement, or any Services under this Agreement, at any time upon twenty (20) days notice. CodeWeavers may terminate this Agreement by giving Purchaser written notice, such termination to be effective upon completion of any and all outstanding Services. Termination of this Agreement will not entitle Purchaser to any refund or discharge Purchaser of payment obligations accrued as of the date of termination, even if such obligation is payable after the termination date. Failure of Purchaser to: (i) pay invoices when due in accordance with Section 4 hereof, or (ii) provide the Purchaser

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   Requirements (set forth in Exhibit A) to CodeWeavers shall be a default. Upon such default, CodeWeavers shall give notice to Purchaser, who shall have ten
   (10) days to correct such default. If the default is not cured, CodeWeavers may immediately terminate this Agreement, without penalty. Termination of this Agreement, for any reason, shall not affect the rights and obligations under this Agreement that accrue prior to termination, including without limitation, Purchaser's payment obligations for Services performed prior to termination. Both parties' obligations under Section 14 and 15 shall survive any termination.

   14. LIMIT OF LIABILITY. CodeWeavers shall not be liable for any damages arising out of the performance of the Services, whether based upon warranty, tort, contract or otherwise, and shall in no event include any indirect, special, or consequential damages of Purchaser or a third party against Purchaser whether or not CodeWeavers was aware of the possibility of such damages. CodeWeavers' liability for damages to Purchaser and Purchaser's liability for damages to CodeWeavers for any cause whatsoever shall not exceed the fees paid to CodeWeavers by Purchaser hereunder.

   15. RESTRICTIVE COVENANTS.

            15.1. CodeWeavers shall hold Confidential Information of Purchaser, its customers, and licensors in confidence, and without written permission from Purchaser will not disclose to any person or use for its own benefit, any such information. "Confidential Information" includes without limitation the terms of this Agreement, the Software and other computer software programs developed or licensed by Purchaser, including all documentation and methods or concepts utilized therein, all adaptations and modifications thereto and derivative works thereof, and related materials and information. Confidential Information also includes any other information identified by Purchaser, its licensors, or customers as proprietary or confidential, or which would reasonably be understood under the circumstances to be confidential. All Confidential Information shall remain the sole property of Purchaser. Information will not be considered to be Confidential Information if (i) available to the public other than by a breach of this Agreement; (ii) rightfully received from a third party not in breach of any obligation of confidentiality; (iii) independently developed by a party without access to Confidential Information of Purchaser; (iv) known to CodeWeavers at the time of disclosure; (v) produced in compliance with applicable law or a court order, provided Purchaser is given notice and opportunity to intervene; or
   (vi) it does not constitute a trade secret and more than five (5) years have elapsed from the date of disclosure. In addition to any other rights or remedies available, Purchaser shall be entitled to enforcement of such obligations by court injunction. Purchaser may require CodeWeavers' employees, if any, performing work on behalf of CodeWeavers pursuant this Agreement to execute a written document acknowledging that any information learned in the course of work performed pursuant to this Agreement is governed by the terms of this Agreement.

            15.2 During the Term of this Agreement, and for one (1) year after termination of this Agreement, both parties agree not to directly or indirectly solicit for employment any employees of the other.

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            15.3 CodeWeavers will not issue a press release or other public statement regarding CodeWeavers' relationship with Purchaser or this Agreement without the advance written consent of Purchaser.

   16. MISCELLANEOUS.

         16.1 All notices will be sent certified mail or registered mail, return receipt request, with postage prepaid, in the U.S. mails, to CodeWeavers or Purchaser at its respective address indicated in the preamble of this Agreement, or at any later address of which notice is given, and will become effective when mailed.

         16.2 Captions in this Agreement are for convenience only and are not intended to have any legal effect.

         16.3 If any one or more provisions or remedies provided for in this Agreement is declared to be invalid, illegal or unenforceable in any respect under any applicable law, it will be stricken and the remaining provisions will remain in full force and effect.

         16.4 The waiver of a breach of any provision of this Agreement will not operate as, or be construed as, a waiver of any subsequent breach.

         16.5 All Exhibits attached to this Agreement are specifically incorporated by reference into the terms of this Agreement.

         16.6 This Agreement sets forth the entire understanding and agreement of the parties as to its subject matter and may not be modified except in writing validly executed by both parties. All prior agreements, representations, or the like are superseded by this Agreement.

         16.7 Application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. Any suit brought by Purchaser in connection with this Agreement will be brought solely in the federal or state courts in the State of Minnesota and Purchaser hereby submits to the personal jurisdiction thereof. Any suit brought by CodeWeavers in connection with this Agreement will be brought solely in the federal or state courts in the State of California and CodeWeavers hereby submits to the personal jurisdiction thereof. The prevailing party in any action to enforce this Agreement shall be entitled to recover reasonable costs and expenses. In case of any dispute, service of process shall be performed in accordance with
   Section 16.1 hereinabove.

         16.8 This Agreement shall not be assignable by CodeWeavers without the written consent of an authorized representative of each party.

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IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

Purchaser:                         CODEWEAVERS:
Gupta Technologies, LLC            CodeWeavers, Inc.

By: __________________________    By: ________________________________________
Name: Jeff Bailey                 Name: ______________________________________
Title: President and CEO          Title: _____________________________________
Date: ________________________    Date: ______________________________________
Address: 975 Island Drive         Address: 2356 University Ave. W., Suite 420
Redwood Shores, CA  94065         St. Paul, MN  55114
Phone: (650) 596-3400             Telephone: (651) 523-9300
Fax: (650) 596-4690               Facsimile: (651) 523-9399

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                        EXHIBIT A: PURCHASER REQUIREMENTS

1.    Technical contact

      Purchaser is responsible for providing CodeWeavers with some means of obtaining technical help on the Software. This will be either a qualified programmer of Purchaser's, or, preferably, a read-only copy of the Software source code.

2.    Test Group Participation

      Purchaser is required to designate a group of individuals to participate in the Wine testing process.

3.    Equipment and software

      Purchaser is required to provide any specialized equipment or software used by CodeWeavers during provision of the Services. This will primarily include copies of the Software, license keys, and debug builds of the Software. Purchaser will grant CodeWeavers a license to use five (5) copies of the Software during the Term of this Agreement for the purpose of performing the Services.

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                        EXHIBIT B: WORK ORDER NUMBER ONE

THIS WORK ORDER is attached to and made a part of the Services Agreement (the "Agreement") dated September 20, 2004 between GUPTA TECHNOLOGIES, LLC ("Purchaser") and CODEWEAVERS, INC. ("CodeWeavers"). CodeWeavers and Purchaser hereby agree that CodeWeavers will perform the following services for the benefit, and pursuant to the request, of Purchaser on the terms and conditions set forth below and in the Agreement. In the event the terms set forth below are inconsistent with, or otherwise conflict with, the terms and conditions of the Agreement, the terms of this Work Order shall govern for purposes of the work to be performed hereunder.

DUTIES: Duties to include, but will not be limited to, the following: initial meeting between Raghavan Gurumurthy and CodeWeavers to specify engineering, testing, and documentation efforts required by CodeWeavers to address issues regarding the use of CrossOver as an embedded part of Team Developer and Report Builder (the "Products"). Outcome of this meeting will be a written proposal on issues to be addressed, estimated costs, and delivery dates (the "Duties").

All services described in this Work Order (and in any attachment hereto, as specified) shall be provided to Purchaser by CodeWeavers. CodeWeavers will provide expert services and other necessary services and skills to prepare for and complete the above-referenced Duties during the Agreement term (the "Services").

SCOPE OF SERVICES

Purchaser has had major issues with getting the Products to run on Wine and CrossOver 3.x ("CO"). Purchaser has to date tested the Products on only Red Hat and SUSE with 3.x of CO and August build of Wine. Purchaser requires a meeting with CodeWeavers to discuss how CodeWeavers will make improvements (i) in the following three most critical problem areas: Paint, Refresh, and Performance, and (ii) in other miscellaneous areas including but not limited to printing, focus related, docking, help, and OLE. Except for the Wine installation/configuration issues, the remaining issues are reproducible with CO as well as Wine.

DELIVERABLES

a. CodeWeavers will conduct a meeting at CodeWeavers' offices with Purchaser's Senior Engineer Raghavan Gurumurthy during the week of September 27-October 1, 2004, then will prepare and submit to Purchaser written estimates for solving the following specific issues, and any others that may be discussed at the meeting:

b. P0 - PAINTING/REFRESH

The most serious set of problems with actually running the Products on Linux are to do with screen painting and refresh. Purchaser's understanding is that this is not unique to the Products; this is a known limitation of Wine itself. Please refer to http://bugs.winehq.org/show_bug.cgi?id=2234, http://bugs.winehq.org/show_bug.cgi?id=2397.

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c. P1 - DOCKING WINDOWS

The Products' IDE uses docking windows extensively. Purchaser has noticed a huge issue with docking - but, only on certain Linux distributions - reproduced only with KDE 3.2 and 3.3. Please refer to http://bugs.winehq.org/show_bug.cgi?id=2420

d. P2 - ONLINE HELP

The Products' IDE provides extensive online help and all of that is completely broken on Wine. Please refer to http://bugs.winehq.org/show_bug.cgi?id=664.

e. P2 - FOCUS & VALIDATION

There are some problems in properly transferring focus and doing validation. Refer to http://bugs.winehq.org/show_bug.cgi?id=2155
There are also issues with formatting and justification of Number data types in the edit fields. Refer to http://bugs.winehq.org/show_bug.cgi?id=?

i. ACCEPTANCE

Purchaser has 30 (thirty) business days from the date of complete delivery of the Deliverables to review said Deliverables for any defects. If Purchaser reports a defect to CodeWeavers, Purchaser shall have 14 (fourteen) business days to review the defect resolution provided by CodeWeavers.

COMPENSATION:

CodeWeavers shall be compensated on a Time and Materials basis for the Services to be performed pursuant to this Work Order. CodeWeavers and Purchaser recognize and agree that CodeWeavers shall complete the duties specified herein during the term of this Work Order, from September 20, 2004 through December 31, 2004 (the "Work Order Term"). Purchaser agrees to pay CodeWeavers $100 per hour for a Wine engineer to perform the Services and $125 per hour for Alexandre Julliard to perform the Services. The estimated price for the Services is US $3,200, inclusive of all expenses. CodeWeavers shall be compensated upon Purchaser's Acceptance of the Services and Deliverables provided by CodeWeavers. The total fee paid to CodeWeavers during the Work Order Term is not to exceed US $4,000 (Four thousand U.S. Dollars).

All invoices should be sent by CodeWeavers directly to: Gupta Technologies, LLC, Accounts Payable Department, 975 Island Drive, Redwood Shores, CA 94065, USA,
Attn: Accounts Payable Administrator. Provided the Accounts Payable Department has received confirmation of Purchaser's Acceptance of the Services and Deliverables from the designated Gupta Project Manager, all invoices are due and payable by Purchaser within thirty (30) days after receipt of the applicable invoice by Purchaser's Accounts Payable Department. Before Purchaser can process payment it must have received a completed Form W-9 from CodeWeavers.

      CodeWeavers agrees that no compensation will be due from Purchaser beyond what has been expressly outlined in this Work Order, unless approved in writing in advance by Purchaser.

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IN WITNESS WHEREOF, the parties have caused this Work Order to be executed by their authorized representatives as of the date first above written.

CODEWEAVERS, INC. ("CODEWEAVERS")          GUPTA TECHNOLOGIES, LLC
("PURCHASER")

By: ____________________________________    By: ______________________________
Printed Name: __________________________    Printed Name: Jeff Bailey
Title: _________________________________    Title:        President and CEO

Taxpayer ID Number: ____________________

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